Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and any amendments to it with respect to the Common Stock, par value $0.001 per share, of IHS Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to those joint filings.

Dated:  May 18, 2008

TB CONTINUITY II TRUST
By:	Kaszony Trustees Limited, as Trustee

/s/Randy Jenkins
Name: Randy Jenkins
Title: Secretary

KASZONY TRUSTEES LIMITED

/s/Randy Jenkins
Name: Randy Jenkins
Title: Secretary